Exhibit 99.1

CorMedix Reports Third Quarter 2010 Results and Provides Business Update

Bridgewater, New Jersey, November 9, 2010 (Business Wire) – CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of Cardiorenal disease, today announced its results for the quarter ended September 30, 2010.

Third Quarter 2010 Highlights and Business Update:

•	Appointment of Two Key Positions: Dr. Robert D. Hopkins as Head of Clinical Operations and Project Management and Mr. Dilip Wadgaonkar Head of Product Development and Manufacturing.

•	Continued to Advance Patient Enrollment in Phase II Deferiprone CRMD001 for Prevention of Contrast Induced Nephropathy – 3rd Most Common Cause of Hospital Acquired Renal Insufficiency

•
Entered Final Stages of Manufacturing Scale-up of Neutrolin® for the Prevention of Catheter Related Bloodstream Infection (CRBI) and Maintenance of Catheter Function in Hemodialysis Patients – A Significant Unmet Medical Need for Dialysis Patients

•	Expected Investigational Device Exemption Submission to FDA by Year End 2010 for Neutrolin®

•	Awarded two Federal Grants totaling $488,959 from the Qualifying Therapeutic Discovery Project Program

Financial Results for the Three and Nine-Month Periods Ended September 30, 2010

The net loss for the three months ended September 30, 2010 was $1.4 million, or $0.12 per diluted share, compared to a net loss of $1.2 million, or $1.47 per diluted share, for the third quarter in 2009.  The increased net loss over the comparable periods was the result of an increase of $0.6 million in total operating expenses which was offset by a decrease of $0.4 million in interest expense.  The increase in total operating expenses ($1.4 million in the third quarter of 2010 compared to $0.8 million in the third quarter of 2009) consisted of an increase of $0.3 million in research and development (“R&D”) expense and an increase of $0.3 million in general and administrative (“G&A”) expense.  The increase in R&D expense during the third quarter of 2010 compared to the third quarter of 2009 was attributable to clinical development costs associated with CorMedix’s Phase II clinical trial of CRMD001, which commenced in June 2010, higher manufacturing costs for CRMD003 in connection with CorMedix’s preparation for an Investigational Device Exemption submission by the end of 2010 and stock-based compensation expense related to a portion of the options granted to employees in connection with CorMedix’s IPO in March 2010.  The increase in G&A expense over the same periods was primarily due to higher stock-based compensation expense related to a portion of the options granted to employees and directors in connection with the IPO and the increased costs of operating as a publicly-traded company following the IPO.  The decrease in interest expense ($0 in the third quarter of 2010 compared to $0.4 million in the third quarter of 2009) was attributable to the conversion of all of CorMedix’s outstanding notes upon the completion of the IPO.

The net loss for the nine months ended September 30, 2010 was $9.4 million, or $1.10 per diluted share, compared to a net loss of $3.6 million, or $4.25 per diluted share, for the nine months ended September 30, 2009.  The increase in net loss was primarily attributable to increases of $4.2 million in total operating expenses and $1.6 million in interest expense for the nine months ended September 30, 2010 compared to the same period of 2009.  The increase in total operating expenses consisted of a $3.4 million increase in R&D expense as a result of anti-dilution stock issuances to licensors in connection with the conversion of all our outstanding convertible debt upon the closing of the IPO, increased clinical development and manufacturing costs and stock-based compensation costs, as described above, and an increase in G&A expense of $0.8 million resulting from higher stock-based compensation expense and the increased costs of operating as a publicly-traded company following the IPO.  The increase in interest expense of $1.6 million was due to the amortization and write-off of deferred financing costs and debt discounts upon the completion of the IPO and beneficial conversion charges related to the debt conversion in connection with the IPO.

At September 30, 2010, CorMedix had cash and cash equivalents of $9.5 million, as compared to $1.5 million at December 31, 2009.  CorMedix believes its currently available cash and cash equivalents will be sufficient to meet its planned clinical development and operating requirements through the end of the first quarter of 2012.  The increase in cash and cash equivalents was attributed to the completion of the $12.5 million IPO in March 2010, which provided proceeds to the Company of approximately $10.5 million, net of underwriting discounts, commissions and offering expenses of approximately $2.1 million.

Commenting on the Company’s third quarter accomplishments, CorMedix President and CEO, John C. Houghton, stated, “During the third quarter, CorMedix continued to make strong progress in our phase II clinical trial for deferiprone CRMD001 and in the manufacturing of Neutrolin® CRMD003 in advance of expected 2011 clinical studies.”

CORMEDIX INC.
(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30, 2010	For the Three Months Ended September 30, 2009	For the Nine Months Ended September 30, 2010	For the Nine Months Ended September 30, 2009	Cumulative Period from July 28, 2006 (inception) Through September 30, 2010

OPERATING EXPENSES
Research and development	$760,533	$470,162	$4,417,884	$994,195	$16,962,333
General and administrative	642,254	343,619	1,906,872	1,090,386	6,683,064
Total Operating Expenses	1,402,787	813,781	6,324,756	2,084,581	23,645,397

LOSS FROM OPERATIONS	(1,402,787)	(813,781)	(6,324,756)	(2,084,581)	(23,645,397)

OTHER INCOME (EXPENSE)
Interest income	10,375	21	16,086	2,104	104,949
Interest expense, including amortization and write-off of deferred financing costs and debt discounts	-	(422,499)	(3,093,763)	(1,498,510)	(11,193,028)

NET LOSS	$(1,392,412)	$(1,236,259)	$(9,402,433)	$(3,580,987)	$(34,733,476)

NET LOSS PER SHARE – BASIC AND DILUTED	$(0.12)	$(1.47)	$(1.10)	$(4.25)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	11,408,288	842,788	8,546,248	842,364

 CONDENSED BALANCE SHEET INFORMATION:

	September 30, 2010 (Unaudited)	*December 31, 2009
Assets
Cash and cash equivalents	$9,522,241	$1,505,179
Total Assets	$9,732,813	$2,225,652

Deficit accumulated during the development stage	$(34,733,476)	$(25,331,043)
Total Stockholders’ Equity (Deficiency)	$8,776,782	$(14,708,899)

*Condensed from audited financial statements

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease.  CorMedix’s goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications, in effect, treating the kidney to treat the heart.  CorMedix currently has several product candidates in development, including its two most advanced product candidates: CRMD003 (Neutrolin®) for the prevention of central venous catheter infection and clotting in hemodialysis; and CRMD001 (a proprietary formulation of deferiprone) for the prevention of contrast-induced nephropathy in high-risk patients with chronic kidney disease. Please see www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix’s drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix’s drug candidates; CorMedix’s ability to enter into and maintain collaborations with third parties for its drug development programs; CorMedix’s dependence on its collaborations and its license relationships; achieving milestones under CorMedix’s collaborations; CorMedix’s’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix’s ability to maintain listing on NYSE Amex. These and other risks are described in greater detail in CorMedix’s filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts:
Brian Lenz
Chief Financial Officer
CorMedix Inc.
908-517-9486

Investor Relations:
ProActive Capital Resources Group, LLC
Jeff Ramson
212-297-6103